Gum Tech International, Inc.

                       Grant of Nonqualified Stock Option


Date of Grant: October 30, 1997

     THIS GRANT, dated as of the date of grant first stated above (the "Date of Grant"), is delivered by Gum Tech International, Inc., a Utah corporation ("Company") to Andrew Lessman (the "Grantee"), who is a consultant of Company.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. GRANT OF OPTION

     Subject to the terms and conditions hereinafter set forth, Company, with the approval and at the direction of the Committee, hereby grants to the Grantee, as of the Date of Grant, an option to purchase 200,000 shares of Stock at a price equal to $9.00 per share. Such option is hereinafter referred to as the "Option" and the shares of stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares."

SECTION 2. VESTING

     Subject to the limitations set forth in Section 3, the Option shall become fully vested and exercisable one year after the Date of Grant.

SECTION 3. TERMINATION OF OPTION

     3.1 The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on October 30, 2000 (the "Option Term").

     3.2 In the event of the death of the Grantee, the Option may be exercised by the Grantee's legal representative(s) at any time within the Option Term.

SECTION 4. EXERCISE OF OPTIONS

     4.1 The grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Secretary of Company written notice of intent to exercise. The notice of exercise shall specify the number of Option Shares as to which the Option is to be exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice unless an earlier time shall have been mutually agreed upon.

     4.2 Full payment (in U.S. dollars) by the Grantee of the option price for the Option Shares purchased shall be made on or before the exercise date specified in the notice of exercise in cash, certified funds or cashier's check, or, with the prior written consent of the Committee, in whole or in part through the surrender of previously acquired shares of Stock at their fair market value on the exercise date.

     No shares of Stock shall be delivered upon exercise of the Option until (i) the purchase price is paid in full in the manner herein provided or (ii) the Company receives any approval of any governmental authority required in connection with the Option, or the issuance of Stock under this Agreement. The Company is not required to deliver any shares of Stock pursuant to the exercise of the Option if, in the opinion of counsel for the Company, the issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

     4.3 If the Grantee fails to pay for any of the Option Shares specified in such notice or fails to accept delivery thereof, the Grantee's right to purchase such Option Shares may be terminated by Company. The date specified in the Grantee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date.

SECTION 5. ADJUSTMENT OF AND CHANGES IN STOCK OF COMPANY

     In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation rights offering, or any other change in the corporate structure or shares of capital stock of Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Option or in the option price: provided, however, that no such adjustment shall give the Grantee any additional or reduced benefits under the Option.

SECTION 6. NO RIGHTS OF STOCKHOLDERS

     Neither the Grantee nor any personal representative shall be, or shall have any of the rights and privileges or, a stockholder of Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

SECTION 7. NON-TRANSFERABILITY OF OPTION

     During the Grantee's lifetime, the Option hereunder shall be exercisable only by the Grantee or any personal representative, guardian, conservator or legal representative of the Grantee and the Option shall not be transferable except, in case of the death of the Grantee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, Company may terminate the Option by notice to the Grantee and it shall thereupon become null and void.

SECTION 8. AMENDMENT OF OPTION

     The Option may be amended by the Board or the Committee at any time without the Optionee's consent if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code of 1986 or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Option. Except as provided in the preceding sentence, the Option may be amended by the Board or the Committee only with the consent of the Grantee.

SECTION 9. NOTICE

     Any notice to Company provided for in this instrument shall be addressed to it in care of its Secretary at the following address: Gum Tech International, Inc., 246 East Watkins Street, Phoenix, Arizona 85004, and any notice to the Grantee shall be addressed to the Grantee at 430 Parkson Road, Henderson, Nevada 89015. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

SECTION 10. GOVERNING LAW

     The validity, construction, interpretation and effect of this instrument shall exclusively be governed by an determined in accordance with the law of the State of Arizona.

     The Company has caused its duly authorized officer to execute this Grant of Nonqualified Stock Option, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

                                        GUM TECH INTERNATIONAL, INC.,
                                          a Utah corporation


                                        By:
                                            ------------------------------------
                                            Gary Kehoe, President


                                        ACCEPTED AND AGREED TO:


                                        ----------------------------------------
                                        ANDREW LESSMAN